UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2004

JACUZZI BRANDS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14557	22-3568449

(State of other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

777 S. Flagler Drive, Suite 1100, West Palm Beach, FL	33401

(Address of principal executive offices)	(Zip Code)

(561) 514-3838

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     (a) On October 1, 2004, our board of directors approved various amendments to the Jacuzzi Brands, Inc. Non-Employee Director Deferred Compensation Plan (the “Plan”). Pursuant to the amendments, the deferral procedures were amended such that participants may (i) defer all or a portion of their cash director fees, in increments of 25%, and all of their equity director fees, each of which will be credited to the participant’s account in the Plan in the form of stock units equal to one share of our common stock valued, in accordance with the terms of the Plan, on either the first business day of the plan year or the date of the award, as applicable, (ii) elect to receive a distribution of their account in the Plan on a fixed date in the future or upon a termination of their directorship with us, (iii) apply for a distribution of all or any part of the participant’s vested account in the Plan in the event of a financial hardship and (iv) elect to receive the distribution of their account balance that relates to the deferral of cash director fees in installments in four equal payments over four years, or two equal payments over two years, or if no election is made, in one lump sum payment. A copy of the Amended and Restated Plan is being filed as an exhibit to this report.

     On October 1, 2004, our board of directors also approved a ministerial amendment to the Jacuzzi Brands, Inc. 2004 Stock Incentive Plan clarifying the date of the annual award grant to non-employee directors. A copy of the amendment is also being filed as an exhibit to this report.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits.

     10.1 Amended and Restated Jacuzzi Brands, Inc. Non-Employee Director Deferred Compensation Plan, effective October 1, 2004.

     10.2 First Amendment to the Jacuzzi Brands, Inc. 2004 Stock Incentive Plan, dated as of October 1, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2004	JACUZZI BRANDS, INC.

	By:	/S/ STEVEN C. BARRE

Name: Steven C. Barre Title: Senior Vice President and General Counsel